EXHIBIT 10H

Bassett Furniture Directors Compensation

The Board of Directors approved the following terms of the compensation to be paid to the Company’s non-employee directors. All changes are effective as of February 22, 2005.

Terms maintained from previous agreement:
• Annual Board Retainer Fee (paid in semi-annual installments)	$20,000
• Additional Annual Retainer Fee paid to Chair of Audit Committee	$10,000
• Additional Per Regular Board Meeting Fee paid to Chairpersons of standing committees	$1,000

Terms modified from previous agreement
• Fee for attendance of meetings in person (telephonic attendance remains at $500)	$1,000

Directors also shall receive annual compensation in the form of equity issued under the Company’s 2005 Non-Employee Directors Stock Incentive Plan (the “Plan”) which was approved on February 22, 2005 by the Company’s shareholders. For 2005, a Director’s equity-based compensation shall consist of $15,000 of restricted stock.

The Plan authorizes incentive awards in the form of restricted stock or stock grants. All Directors of the Company who are not full-time employees of the Company are eligible to receive incentive awards under the Plan. There are 100,000 shares of Common Stock reserved for grant under the Plan (subject to adjustment in accordance with the provisions of the Plan). The Plan is intended to encourage ownership in the Company by members of the Board of Directors who are not full-time employees of the Company, in order to promote long-term stockholder value and to provide these individuals with an additional incentive to continue as Directors of the Company. The Board of Directors administers the Plan and has complete discretion to determine when to grant incentive awards, which eligible non-employee Directors will receive incentive awards, whether the award will be restricted stock or a stock grant, and the number of shares to be allocated to each incentive award. Unless otherwise determined by the Board of Directors, eligible Directors will receive annual awards of restricted stock on the first day of the first month after the month in which the annual meeting of the Company’s stockholders is held equal to $15,000 divided by the fair market value of the Company’s Common Stock on the most recent trading date preceding the date of the award.